JAVELIN MORTGAGE INVESTMENT CORP. REPORTS Q4 2014 ANNUALIZED ROE OF 8.61% ON CORE AND ESTIMATED TAXABLE REIT INCOME OF $3.3 MILLION

VERO BEACH, Fla. - February 26, 2015 -- JAVELIN Mortgage Investment Corp. (NYSE: JMI) ("JAVELIN" or the "Company") today announced financial results for the quarter ended December 31, 2014.

Q4 2014 Highlights and Financial Information

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Core Income and estimated taxable Real Estate Investment Trust ("REIT") income of approximately $3.3 million, or $0.28 per Common share, which represents a 8.61% return on stockholders’ equity at the beginning of the quarter, and tax capital gains realized of approximately $2.2 million

•	Q4 2014 Generally Accepted Accounting Principles ("GAAP") net loss of approximately $(17.7) million or $(1.47) per Common share

•	Stockholders' equity as of December 31, 2014 was approximately $139.6 million or $11.65 per Common share

•	December 31, 2014 “leverage” (debt to stockholders' equity) and “hedge” (interest rate hedges to debt) ratios were 8.13 to 1 and 75.9%, respectively

•	Liquidity as of December 31, 2014, consisting of cash and unpledged securities, of approximately $40.4 million

•	Q4 2014 average yield on assets of 3.25% and average net interest margin of 1.53%

•	Q4 2014 annualized average principal repayment rate (CPR) on Agency Securities of 5.17%

•	Q4 2014 weighted average Common shares were 12,010,000

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Additional updated information on the Company’s investment, financing and hedge positions can be found in JAVELIN Mortgage Investment Corp.'s most recent "Company Update." JAVELIN posts unaudited and unreviewed Company updates each month on www.javelinreit.com

Q4 2014 Results

Core Income and Estimated Taxable REIT Income
Core Income for the quarter ended December 31, 2014 was $3.3 million. “Core Income” represents a non-GAAP measure and is defined as net income excluding impairment losses, gains or losses on sales of securities and early termination of derivatives, unrealized gains or losses on derivatives and U.S. Treasury Securities and certain non-recurring expenses. Core Income may differ from GAAP net income, which includes the unrealized gains or losses of the Company’s derivative instruments and the gains or losses on Agency and Non-Agency Securities and U.S. Treasury Securities.

Estimated ordinary taxable REIT income for the quarter ended December 31, 2014, was approximately $3.3 million. The Company distributes dividends based on its estimate of ordinary taxable income per Common share, not based on earnings calculated in accordance with GAAP. Ordinary taxable REIT income and GAAP earnings will differ primarily because of the non-taxable unrealized changes in the value of the Company's Non-Agency Securities portfolio and the Company's derivatives, which the Company uses as economic hedges. These unrealized gains/losses on Non-Agency Securities and derivatives are included in GAAP earnings, whereas unrealized valuation changes are not included in taxable income.

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JAVELIN Mortgage Investment Corp. Reports Q4 2014 Annualized ROE of 8.61% on Core and Estimated Taxable REIT Income of $3.3 million

February 26, 2015

Realized capital gains for tax purposes of approximately $1.9 million and $0.3 million from the sales of Non-Agency Securities and Agency Securities, respectively, do not affect the amount of the Company’s ordinary taxable income but are offset against previously recognized capital losses.

GAAP Net Income (Loss)
For the purposes of computing GAAP net income (loss), the change in fair value of the Company’s derivatives is reflected in current period net income, while the change in fair value of its Agency Securities is reflected in its statement of comprehensive income (loss). GAAP net loss for Q4 2014 was approximately $(17.7) million, including realized gain on the sale of Non-Agency Securities totaling approximately $0.4 million. Different book and tax accounting methods for Non-Agency Securities result in different amortized cost bases for calculating sales gains/losses.

Dividends
The Company paid dividends of $0.15 per Common share of record for each month of Q4 2014, resulting in payments of approximately $5.4 million. The Company had estimated ordinary taxable REIT income available to pay dividends of $3.3 million in Q4 2014. The Company's taxable REIT income and dividend requirements to maintain our REIT status are determined on an annual basis. Dividends in excess of taxable REIT income for the year (including amounts carried forward from prior years) will generally be treated as a non-taxable return of capital to Common stockholders. Our REIT dividend requirements are based on the amount of our ordinary taxable income.

Portfolio
As of December 31, 2014, the Company's Agency Securities portfolio consisted of fixed rate Fannie Mae and Freddie Mac mortgage securities valued at approximately $1.1 billion. During Q4 2014, the Company sold approximately $119.6 million of Non-Agency Securities, including securities underlying linked transactions. The Company's Non-Agency Securities portfolio was valued at $0.2 billion at quarter end. During Q4 2014, the annualized yield on average assets was 3.25%, and the annualized cost of funds on average liabilities (including realized cost of hedges) was 1.72%, resulting in a net interest margin of 1.53%.

Portfolio Financing, Leverage and Interest Rate Hedges
As of December 31, 2014, the Company financed its portfolio with approximately $1.1 billion of borrowings under repurchase agreements. The Company's leverage ratio was 8.13 to 1 as of December 31, 2014. As of December 31, 2014, the Company’s repurchase agreements had a weighted average maturity of approximately 38 days and liquidity totaled $40.4 million, consisting of $29.9 million of cash plus $10.5 million of unpledged Securities (including Securities received as collateral).

As of December 31, 2014, the Company's hedge ratio was 75.9% based on a notional amount of $861.3 million of various maturities of interest rate swap contracts with a weighted average swap rate of 1.67%.

Regulation G Reconciliation
Ordinary taxable REIT income is calculated according to the requirements of the Internal Revenue Code (“the Code”) rather than GAAP. The Company plans to distribute at least 90% of its ordinary taxable REIT income in order to maintain its tax qualification as a REIT under the Code. The Company believes that ordinary taxable REIT income is useful to investors because it is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. However, because

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JAVELIN Mortgage Investment Corp. Reports Q4 2014 Annualized ROE of 8.61% on Core and Estimated Taxable REIT Income of $3.3 million

February 26, 2015

ordinary taxable REIT income is an incomplete measure of the Company's financial performance and involves differences from net income computed in accordance with GAAP, ordinary taxable REIT income should be considered as supplementary to, and not as a substitute for, the Company’s net income computed in accordance with GAAP as a measure of the Company's financial performance.

The following table reconciles the Company's results from operations to Core Income and estimated ordinary taxable REIT income for the quarter ended December 31, 2014:

Quarter Ended December 31, 2014 (in thousands)
GAAP net loss	$(17,692)
Net book/tax differences on Non-Agency Securities and Linked Transactions	1,111
Gain on sale of Agency Securities	(323)
Amortization of deferred hedging costs	(210)
Unrealized gain on derivatives	20,433
Other	1
Core Income and estimated ordinary taxable income	$3,320

Conference Call
As previously announced, the Company will provide an online, real-time webcast of its conference call with equity analysts covering Q4 2014 operating results on Monday, March 2, 2015 at 8:30 a.m. (Eastern Time). The live broadcast will be available online and can be accessed at http://www.videonewswire.com/event.asp?id=101699. To monitor the live webcast, please visit the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An online replay of the event will be available on the Company's website at www.javelinreit.com.

JAVELIN Mortgage Investment Corp.
JAVELIN is a Maryland corporation that invests primarily in fixed rate Agency and fixed rate and hybrid adjustable rate non-Agency residential mortgage-backed securities. JAVELIN is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”). JAVELIN Mortgage Investment Corp. has elected to be taxed as a REIT under the Code for U.S. Federal income tax purposes.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in

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JAVELIN Mortgage Investment Corp. Reports Q4 2014 Annualized ROE of 8.61% on Core and Estimated Taxable REIT Income of $3.3 million

February 26, 2015

the Company's most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's website at www.sec.gov, or the Company website www.javelinreit.com, or by directing requests to: JAVELIN Mortgage Investment Corp., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

CONTACT: investors@javelinreit.com

James R. Mountain
Chief Financial Officer
JAVELIN Mortgage Investment Corp.
(772) 617-4340

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